CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement on Form F-10 (the “Registration Statement”) of Auryn Resources Inc. (“Auryn”) of our report dated October 13, 2015 relating to the consolidated statement of financial position of Auryn as at June 30, 2015 and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows of Auryn for the year then ended.

Hay & Watson
Chartered Professional Accountants
Vancouver, Canada
March 20, 2018